ASSET CONTRIBUTION AGREEMENT

by and between

Forman Petroleum Corporation

and

Ascent Energy Inc.

July 26, 2001

ASSET CONTRIBUTION AGREEMENT

            This Asset Contribution Agreement (this "Agreement"), is made and entered into on this 26th day of July, 2001, by and between Forman Petroleum Corporation, a Louisiana corporation ("Forman"), and Ascent Energy Inc., a Delaware corporation ("Ascent").

WITNESSETH:

            WHEREAS, Ascent is a wholly-owned subsidiary of Forman;

            WHEREAS, Ascent will acquire Pontotoc Production, Inc., a Nevada corporation ("Pontotoc"), pursuant to that certain Agreement and Plan of Merger dated January 19, 2001, as amended (the "Merger Agreement");

            WHEREAS, in connection with and immediately prior to Pontotoc's acquisition, Forman desires to contribute, as part of a plan of recorganization, all of its assets to Ascent, and that Ascent assume certain liabilities of Forman, and that Ascent in exchange therefor issue 4,949,000 shares (the "Shares") of Ascent's common stock, $.001 par value per share (the "Common Stock"), to Forman;

            WHEREAS, in connection with and concurrently with the consummation of the transactions contemplated by this Agreement, Ascent proposes to issue shares of its 8% Series A Redeemable Preferred Stock and warrants to purchase shares of Common Stock entitling the holders thereof to purchase 4,050,000 shares of Common Stock (the "Warrants") so that, before giving effect to the transactions contemplated by the Merger Agreement, Forman will own 55% of the Common Stock on a fully diluted basis and the holders of the Warrants will own 45% of the Common Stock on a fully diluted basis; and

            WHEREAS, after giving effect to the transactions contemplated by the Merger Agreement, the former shareholders of Pontotoc will hold shares of Ascent's 8% Series B Convertible Preferred Stock (the "Series B Preferred Stock") that are convertible into 10% of the Common Stock on a fully diluted basis.

            NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties do hereby represent, warrant, covenant and agree as follows:

ARTICLE I
Contribution of Assets

            Section 1.1     Contribution of Assets. At the Closing, upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties and agreements of Forman contained herein, Forman shall assign, convey, transfer, deliver and contribute to Ascent, and Ascent shall accept from Forman all of Forman's right, title and interest in, to and under all of its existing assets (other than the Excluded Assets) (all of the right, title and interest of Forman to such assets are hereinafter collectively referred to as the "Contributed Assets"). The Contributed Assets to be so assigned, conveyed, transferred, delivered and contributed shall include, without limiting the generality of the foregoing, the following:

            (a)     All right, title and interest of Forman in, to and under any contract, agreement, option, lease, right to acquire, preferential purchase right, pre-emptive right, lease, franchise, license, purchase order, bid, commitment or any other legally binding agreement (collectively, the "Contracts") providing Forman with or the right (or the right to acquire the right) to real property (or the mineral or other rights arising from or related thereto) and any and all working interests, net revenue interests, farmout interests, royalty rights or overriding interests in real property (or the mineral or other rights arising from or related thereto) (collectively, the "Oil and Gas Assets");

            (b)     All right, title and interest of Forman in and to seismic, geological, geophysical and similar data, lease files, land files, legal files, abstracts, title opinions and land surveys;

            (c)     All right, title and interest of Forman in and to all furniture, fixtures, furnishings, machinery, equipment, including office equipment and furniture, computer hardware, printers and software, telecommunications equipment and facsimile machines, appliances and all other tangible personal property of every kind and description and any interest therein owned or leased by Forman, whether or not reflected as capital assets on the accounting records of Forman;

            (d)     All right, title of Forman in, to and under all agreements, licenses, permits, consents, authorizations and other certificates of any court or tribunal in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (each, a "Governmental Entity") issued to or held by Forman;

             (e)      All cash, cash equivalents and marketable securities;

             (f)      All accounts receivable, trades receivable, notes receivable and other receivables;

             (g)     All insurance policies and contracts;

          (h)     Subject to Section 1.4(b), all written employment agreements with members of Forman's management (collectively, the "Employment Agreements");

             (i)     All rights, claims, causes of action under such insurance policies and Contracts;

             (j)     All employee benefit plans and any assets of such plans; and

            (k)     All right, title and interest in and to any benefits, rights, privileges and appurtenances pertaining to any of the foregoing.

            Section 1.2     Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the Contributed Assets shall not include (and Forman shall not contribute to Ascent), any of Forman's rights or interests (collectively, the "Excluded Assets") in or to:

            (a)     $100,000 to retain as working capital;

            (b)     Any Common Stock;

            (c)     Any rights or obligations of Forman as of the Closing Date under any agreement concerning the equity securities of, or other ownership interests in, Forman, including, without limitation, rights or warrants to purchase equity securities of Forman, registration rights agreements concerning securities issued by Forman, stockholders agreements among Forman and the holders of securities issued by Forman, and similar agreements or obligations;

            (d)     All corporate records, including the seal and minute book of Forman;

            (e)     All rights or claims to tax refunds and all tax benefits;

            (f)     All of Forman's good will, franchise and other rights in and to any benefits, rights and privileges pertaining to Forman's organization and existence as a Louisiana business corporation;

            (g)     All bank accounts, bank checks, safety deposit boxes, lock boxes and other agreements with banks and other financial institutions; and

            (h)     All of Forman's rights under this Agreement and any other agreement or instrument delivered by Forman in connection herewith.

            Section 1.3     Non-Assignable Assets. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment or agreement to assign any Contributed Asset or any claim or right, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof, or in any way adversely affect the rights of Forman or Ascent thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Forman thereunder such that Ascent would not in fact receive all such rights, Forman and Ascent will cooperate in a mutually agreeable arrangement under which Ascent would obtain substantially the same economic benefits that would be obtained under an assignment thereof and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, subleasing or other arrangement, with Ascent assuming Forman's obligations, and any and all rights of Forman against a third party thereto. In consideration of the covenants of Forman contained in this Section 1.3, Ascent agrees to take such action as may be reasonably requested by Forman to enable Forman to perform its obligations related to such asset.

            Section 1.4     Nonassumption of Agreements.

            (a)     Except for the obligations under any Contracts and Employment Agreements that are included in the Contributed Assets and obligations with respect to the Assumed Liabilities, Ascent shall not assume any agreements or obligations, whether express or implied, that exist between Forman and any third party, including, but not limited to, any of Forman's current or former employees (to the extent not reflected in a Contract), and nothing in this Agreement is intended to be or shall be construed as an assumption by Ascent of any rights, obligations or liabilities of any kind under any such agreements.

            (b)     Notwithstanding anything to the contrary in this Agreement, Ascent will not assume any obligation to (i) pay any incentive bonus under the Employment Agreements that are determined by reference to any proved oil and gas reserves other than those that are attributable to the Oil and Gas Assets, and (ii) employ any members of Forman's management in the capacity that such members have rendered services to Forman under the Employment Agreements.

ARTICLE II
Assumption of Liabilities

            Section 2.1     Assumption of Certain Liabilities. At the Closing, Ascent hereby agrees to assume, satisfy or perform, in accordance with and subject to their respective terms, the liabilities reflected on Forman's balance sheet attached as Exhibit "A" hereto and, subject to the provisions of this Agreement, any executory obligations under the Contracts and Employment Agreements, plus any costs and expenses incurred by Forman in the ordinary course of business after the date of such balance sheet and prior to the Closing (all of such liabilities of Forman are hereinafter collectively referred to as the "Assumed Liabilities").

            Section 2.2     Excluded Liabilities. Other than the Assumed Liabilities, Ascent shall not assume, nor shall Ascent or any of its Affiliates be deemed to have assumed or guaranteed, any other liability or obligation of any nature of Forman, or claims of such liability or obligation, whether accrued, matured or unmatured, liquidated or unliquidated, fixed or contingent or known or unknown.

ARTICLE III
Closing

            Section 3.1     Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Forman at 650 Poydras Street, Suite 2200, New Orleans, LA 70130, or such other place as the parties mutually agree, on July 27, 2001 (the "Closing Date").

            Section 3.2     Deliveries by Forman. At the Closing, Forman shall deliver to Ascent the following:

           (a)     an executed and acknowledged General Conveyance, Assignment, Bill of Sale, Transfer and Assumption Agreement (the "General Conveyance"), in substantially the form attached hereto as Exhibit "B" attached hereto and dated as of the Closing Date, effectuating the conveyance, assignment, transfer and delivery of the Contributed Assets to Ascent as provided for herein; and

            (b)     such other deeds, bills of sale, transfer agreements, endorsements, assignments or other instruments of transfer and conveyance (collectively, including the General Conveyance, the "Conveyance Documents") duly executed by Forman as Ascent shall reasonably deem necessary to vest in Ascent at Closing title to the Contributed Assets in the manner provided for herein.

            Section 3.3     Deliveries by Ascent. Promptly following the Closing, Ascent shall deliver to Forman a certificate or certificates representing the Shares.

            Section 3.4     Title, Possession and Risk of Loss. Title, possession and risk of loss or destruction or damage to the Contributed Assets shall pass to Ascent at and upon Closing. Ascent shall take all steps and actions as may be required to take actual possession, operation and control and responsibility for the Contributed Assets at the Closing.

ARTICLE IV
Representations and Warranties of Forman

            Forman represents and warrants to Ascent as follows:

            Section 4.1     Organization and Good Standing. Forman is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has the requisite power and authority to own its properties and carry on its business as it is now being conducted.

            Section 4.2     Authority and Enforceability. Forman has the full legal right, power and authority, and no further action or approval on the part of Forman is required for Forman, to execute, deliver and perform this Agreement, the Conveyance Documents and the other documents, certificates and instruments contemplated hereby and thereby and to consummate the transactions contemplated hereby and thereby. This Agreement and the Conveyance Documents have been duly executed and delivered by Forman and constitutes valid and legally binding obligations of Forman, enforceable in accordance with their respective, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and equitable principles which may limit the availability of certain equitable remedies in certain instances.

            Section 4.3     No Conflict. Neither the execution and delivery of this Agreement or the Conveyance Documents by Forman, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with any of the terms hereof or thereof, do or will (a) conflict with or result in any breach of the articles of incorporation or bylaws of Forman, (b) result in the violation or breach of, or constitute (with or without notice or the lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, or any license, Contract, Employment Agreement or obligation to which Forman is a party or by which any of the foregoing or their respective assets may be bound, or (c) violate any order, writ injunction, decree, statute, rule or regulation applicable to Forman or any of its respective properties and assets.

            Section 4.4     Consent. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or other person is required to be obtained or made by Forman in connection with the execution, delivery or performance by Forman of this Agreement or the Conveyance Documents or the consummation by Forman of the transactions contemplated hereby and thereby.

            Section 4.5     Title to Contributed Assets. Forman has good, valid and marketable title to all of the Contributed Assets. The Conveyance Documents will transfer good, valid and marketable title to all of the Contributed Assets (other than the Non-Assignable Assets) to Ascent, free and clear of any liens, security interests, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

            Section 4.6     Compliance With Laws. The business of Forman has been and is being conducted and its assets have been and are being operated, in all material respects, in compliance with all statutes, laws, rules or regulations or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or its property is subject (the "Applicable Laws"), and Forman has not received notice of any violations or deficiencies by it or investigations or other inquiries with respect to it or its assets, in each case, from, nor is Forman in default with respect to any order, writ, judgment, award, injunction or other decree of, any Governmental Entity employee or third party under any Applicable Law, and no such investigation or inquiry is planned or threatened.

ARTICLE V
Representations and Warranties of Ascent

            Ascent represents and warrants to Forman as follows:

            Section 5.1     Organization. Ascent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own its properties and carry on its business as now being conducted.

            Section 5.2     Authority and Enforceability. Ascent has the full legal right, power, and authority to, and no further action or approval on the part of Ascent or its stockholders is required for Ascent to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Ascent and constitutes the valid and legally binding obligation of Ascent, enforceable in accordance with its terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affective creditors' rights generally and equitable principles which may limit the availability of certain equitable remedies in certain instances.

            Section 5.3     No Conflict. Neither the execution and delivery of this Agreement by Ascent, nor the consummation of any of the transactions contemplated hereby, nor compliance with any of the terms hereof, do or will (a) conflict with or result in any breach of the certificate of incorporation or by-laws of Ascent, (b) result in the violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Ascent is a party or by which Ascent or its assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Ascent or any of its properties and assets.

            Section 5.4     Consent. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or other person is required to be obtained or made by Ascent in connection with the execution, delivery or performance by it of this Agreement or the consummation by Ascent of the transactions contemplated hereby.

ARTICLE VI
Miscellaneous

            Section 6.1     Further Assurances. Each party hereto, at the request of any other party hereto, shall take such further actions as are reasonably requested and execute any additional documents, instruments or convey access of any kind which may be reasonably necessary to further effect the transfer of the Contributed Assets to Ascent as provided for herein.

            Section 6.2     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, by way of merger or operation of law, but the rights hereunder may not be assigned without the prior written consent of all the parties hereto.

          Section 6.3     Governing Law. This Agreement shall be construed and interpreted and the rights of the parties governed by the laws of the State of Louisiana.

            Section 6.4     Entire Agreement. This Agreement, together with the Conveyance Documents and all Exhibits hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no other warranties, representations or other agreements among the parties in connection with the subject matter hereof.

[signatures appear on the following page]

            IN WITNESS WHEREOF, the undersigned have executed this Agreement on the first date written above.

FORMAN PETROLEUM CORPORATION

By:
Jeffrey Clarke
President

ASCENT ENERGY INC.

By:
Jeffrey Clarke
President

EXHIBIT "A"

FORMAN PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

June 30, 2001

ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$ 6,390,975
Accounts receivable	146,343
Oil & gas revenue receivable	1,058,006
Deferred Taxes	371,778
Unbilled well cost	134,241
Prepaid expenses and taxes	52,620

Total Current Assets	8,153,963

PROPERTY AND EQUIPMENT, at cost:
Oil & gas property	30,795,877
Unevaluated oil & gas property	5,058,074
Other property & equipment	378,758

36,232,709
Less - accumulated depreciation, depletion and amortization	(6,390,891)

Net property & equipment	29,841,818

OTHER ASSETS:
Deferred acquisition costs	640,272
Recapitalization costs	153,690
Funds on deposit	498,478

TOTAL ASSETS	$ 39,288,221

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable & accrued liabilities	$ 858,655
Unidistributed oil and gas revenues	373,809
Current portion of notes payable	1,260,950

Total Current Liabilities	2,493,414

Note payable (long term)	668,301
Deferred tax liability	11,486,390

Total liabilities	14,648,105

STOCKHOLDERS' EQUITY:
Common stock	20,685,007
Retained earnings	3,955,109

Total stockholders' equity	24,640,116

TOTAL LIABILITIES & EQUITY	$ 39,288,221

EXHIBIT "B"

GENERAL CONVEYANCE, ASSIGNMENT, BILL OF SALE
AND TRANSFER AGREEMENT

            This General Conveyance, Assignment, Bill of Sale, Transfer and Assumption Agreement (this "Assignment"), dated and effective as of this 26th day of July 2001, is entered into by and between Forman Petroleum Corporation, a Louisiana corporation ("Grantor"), and Ascent Energy Inc., a Delaware corporation ("Grantee").

W I T N E S S E T H:

            WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated January 19, 2001, as amended, by and among Grantee, Pontotoc Acquisition Corp. and Pontotoc Production, Inc., Grantor and Grantee have entered into that certain Asset Contribution Agreement, dated July 24, 2001 (the "Contribution Agreement"), pursuant to which Grantor has agreed to contribute to Grantee, as part of a plan of reorganization, Grantor's entire right, title and interest in, to and under all of the assets owned by Grantor on the date hereof (except the Excluded Assets (as defined below));

            NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and Grantee agree as follows:

            1.     Transfer of Assets. Except for and expressly excluding those properties, assets and rights listed on Schedule A hereto (the "Excluded Assets") and subject to the provisions of Section 2 of this Assignment, Grantor hereby grants, sells, conveys, delivers, transfers and assigns to Grantee all right, title and interest of Grantor in and to all of Grantor's properties, assets and rights, including, without limitation, the following (collectively, the "Acquired Assets"):

                        (a)     All right, title and interest of Grantor in, to and under any contract, agreement, option, lease, right to acquire, preferential purchase right, pre-emptive right, lease, franchise, license, purchase order, bid, commitment or any other legally binding agreement (collectively, the "Contracts") providing Grantor with or the right (or the right to acquire the right) to real property (or the mineral or other rights arising from or related thereto) and any and all working interests, net revenue interests, farmout interests, royalty rights or overriding interests in real property (or the mineral or other rights arising from or related thereto);

                        (b)     All right, title and interest of Grantor in and to seismic, geological, geophysical and similar data, lease files, land files, legal files, abstracts, title opinions and land surveys;

                        (c)     All right, title and interest of Grantor in and to all furniture, fixtures, furnishings, machinery, equipment, including office equipment and furniture, computer hardware, printers and software, telecommunications equipment and facsimile machines, appliances and all other tangible personal property of every kind and description and any interest therein owned or leased by Grantor, whether or not reflected as capital assets on the accounting records of Grantor;

                        (d)     All right, title of Grantor in, to and under all agreements, licenses, permits, consents, authorizations and other certificates of any court or tribunal in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality issued to or held by Grantor;

                        (e)     All cash, cash equivalents and marketable securities;

                        (f)      All accounts receivable, trades receivable, notes receivable and other receivables;

                        (g)     All insurance policies and contracts;

                      (h)    All written employment agreements with members of Grantor's management (the "Employment Agreements");

                        (i)      All rights, claims, causes of action under such insurance policies and Contracts;

                        (j)      All employee benefit plans and any assets of such plans; and

                        (k)     All right, title and interest in and to any benefits, rights, privileges and appurtenances pertaining to any of the foregoing.

            2.     Consents. Anything in this Assignment to the contrary notwithstanding, this Assignment shall not constitute an assignment or agreement to assign any Acquired Asset or any claim or right, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof, or in any way adversely affect the rights of Grantor or Grantee thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Grantor thereunder such that Grantee would not in fact receive all such rights, Grantor and Grantee will cooperate in a mutually agreeable arrangement under which Grantee would obtain substantially the same economic benefits that would be obtained under an assignment thereof and assume the obligations thereunder in accordance with this Assignment, including subcontracting, sublicensing, subleasing or other arrangement, with Grantee assuming Grantor's obligations, and any and all rights of Grantor against a third party thereto. In consideration of the covenants of Grantor contained in this Section, Grantee agrees to take such action as may be reasonably requested by Grantor to enable Grantor to perform its obligations related to such asset.

            3.     Limitation on Assignment. Notwithstanding anything to the contrary in this Assignment, the transfer of the Acquired Assets to Grantee is expressly subject to all of the terms and provisions of the Contribution Agreement, including, but not limited to, Sections 1.3 and 1.4 thereof.

            4.     Assignment for the Benefit of the Parties. Nothing in this Assignment is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any right or remedy.

            5.     Governing Law. This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana, without regard to conflicts of laws principles.

[signatures appear on the following page]

            IN WITNESS WHEREOF, Grantor and Grantee each have caused this Assignment to be duly executed as of the date set forth above.

GRANTOR:
FORMAN PETROLEUM CORPORATION
By: Jeffrey Clarke President

GRANTEE:
ASCENT ENERGY INC.
By: Jeffrey Clarke President

Schedule A

Excluded Assets

1.        $100,000 to retain as working capital;

2.        Any common stock, par value $0.001, of Grantee held by Grantor on the date of this Assignment;

3.        Any rights or obligations of Grantor as of the date of this Assignment under any agreement concerning the equity securities of, or other ownership interests in, Grantor, including, without limitation, rights or warrants to purchase equity securities of Grantor, registration rights agreements concerning securities issued by Grantor, stockholders agreements among Grantor and the holders of securities issued by Grantor, and similar agreements or obligations;

4.        All corporate records, including the seal and minute book of Grantor;

5.        All rights or claims to tax refunds and all tax benefits;

6.        All of Forman's good will, franchise and other rights in and to any benefits, rights and privileges pertaining to Forman's organization and existence as a Louisiana business corporation;

7.        All bank accounts, bank checks, safety deposit boxes, lock boxes and other agreements with banks and other financial institutions; and

8.        All of Grantor's rights under the Contribution Agreement and any other agreement or instrument delivered by Grantor in connection herewith.